Exhibit 99.1


[GRAPHIC OMITTED]


CONTACT:                           -OR-             INVESTOR RELATIONS COUNSEL:
Medis Technologies Ltd.                             The Equity Group Inc.
Robert K. Lifton                                    Adam Prior   (212) 836-9606
Chairman & CEO
(212) 935-8484

       MEDIS TECHNOLOGIES ANNOUNCES SUCCESSFUL COMPLETION OF UNDERWRITERS'
                    LABORATORIES INSPECTION OF AUTOMATED LINE

New York, NY, November 16, 2007 - Medis Technologies Ltd. (NASDAQ:MDTL) announced today that it has been advised by the Underwriters' Laboratories (UL) that it has successfully completed the initial production inspection of its fully automated production line located in Galway, Ireland and is authorized to apply the UL mark to the Power Pack products produced on that line.

"Successfully completing the UL initial production inspection of our automated line and the right to attach the UL mark to Power Packs produced on that line is a major step in our production and sales program." said Robert K. Lifton, Chairman & CEO of Medis Technologies. "Our production line is established and ready for commercial production. Now we are in position to ramp up production and start delivery of our Power Packs to our distributors and other customers. We offer our congratulations and appreciation to all who are associated with us in creating and operating this automated line. Particular thanks go to our contract manufacturer, Celestica, which played such an important role in helping us develop and operate the line, and Komax (formerly Ismeca) which constructed the line, as well as to our vendors. I personally congratulate the personnel of our subsidiary More Energy, which under the leadership of our CTO Gennadi Finkelshtain brought about this success.

On November 21st, Celestica and Medis plans to inaugurate the line with a celebration to which it has invited a number of leading Irish political figures. Our program calls for production to start to build for shipment to our distributors and other customers who want to receive shipments starting in the first quarter of 2008."

Medis Technologies' primary focus is on its fuel cell technology. Its business strategy is to sell its products to end users through branded OEM partnerships, retail outlets, service providers and to the military and other markets. Medis' wholly-owned subsidiary, Cell Kinetics Ltd., is engaged in the development and commercialization of the CKChip, a unique cell carrier platform intended for simultaneous fluoroscopic monitoring and analysis of thousands of individual living cells over time.

This press release may contain forward-looking statements, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. In some cases you can identify those so-called "forward looking statements" by words such as "may," "will," "should," "expects," plans," "targets," "believes," "anticipates," "estimates," "predicts," "potential," or "continue" or the negative of those words and other comparable words. These forward looking statements are subject to risks and uncertainties, product tests, commercialization risks, availability of financing and results of financing efforts that could cause actual results to differ materially from historical results or those anticipated. Further information regarding these and other risks is described from time to time in the Company's filings with the SEC. We assume no obligation to update or alter our forward-looking statements made in this release



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Medis Technologies Ltd.                                                   Page 2
November 16, 2007



or in any periodic report filed by us under the Securities Exchange Act of 1934 or any other document, whether as a result of new information, future events or otherwise, except as otherwise required by applicable federal securities laws.

This press release is available on Medis' web site at www.medistechnologies.com.

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